                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                  [Amendment No. ............................]

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                        Carpenter Technology Corporation
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        Carpenter Technology Corporation
 -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:_______________________________________________

    2) Form Schedule or Registration Statement No.:__________________________

    3) Filing Party:_________________________________________________________

    4) Date Filed:___________________________________________________________

CarTech LOGO            CARPENTER TECHNOLOGY CORPORATION
                101 WEST BERN STREET             READING, PA 19601

                                    ------
     Notice of Annual Meeting of Stockholders to be held October 23, 1995
                                    ------
To the Stockholders of CARPENTER TECHNOLOGY CORPORATION:

   NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of CARPENTER TECHNOLOGY CORPORATION will be held at the Muhlenberg Township Senior High School Auditorium, Laureldale (north of the city of Reading), Pennsylvania, on Monday, October 23, 1995, at 4 p.m., local time, for the purpose of:

   (1) Electing five directors (Proposal No. 1);

   (2) Approving the appointment of independent accountants of the Corporation for the fiscal year ending June 30, 1996 (Proposal No. 2);

   (3) Approving an amendment to the Non-Qualified Stock Option Plan for Non-Employee Directors (Proposal No. 3);

   (4) Transacting such other business as may properly come before the meeting.

   The Board of Directors has fixed the close of business on September 1, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders will be available at the time and place of the meeting and, during the 10 days prior to the meeting, at the office of the Corporate Secretary, 101 West Bern Street, Reading, Pennsylvania.

   It is important that your shares be represented at the meeting regardless of the number of shares that you own. Please complete and sign the enclosed proxy card, which is being solicited by the Board of Directors of the Corporation, and return it in the enclosed postage pre-paid envelope as soon as you can.

   If you plan to attend the meeting, please use the admission card attached to your proxy card. You may, of course, attend the meeting without an admission card upon proper identification.

   A proxy statement for your additional information is attached to this notice.

   You are cordially invited to attend the meeting. A map showing the location of the Muhlenberg Township Senior High School appears at the end of the proxy statement.

                                        Respectfully,

                                            JOHN R. WELTY
                                            Secretary

Dated: September 29, 1995

CarTech LOGO            CARPENTER TECHNOLOGY CORPORATION
                101 WEST BERN STREET             READING, PA 19601




                                 PROXY STATEMENT

GENERAL INFORMATION

   This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders to be held on October 23, 1995, and at any adjournment thereof. The Corporation's annual report to stockholders, including financial statements, accompanies this notice and proxy statement, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

   Proxies are solicited by the Board of Directors of the Corporation in order to provide every stockholder an opportunity to vote on all matters scheduled to come before the meeting, whether or not he or she attends the meeting in person. When the enclosed proxy card is returned properly signed, the shares represented thereby will be voted by the proxy holders named on the card in accordance with the stockholder's directions. You are urged to specify your choices by marking the appropriate boxes on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Corporate Secretary an instrument revoking it, or by a duly executed proxy bearing a later date. If you do attend, you may, if you wish, vote by ballot at the meeting, thereby canceling any proxy vote previously given.

   If a stockholder wishes to give a proxy to someone other than those designated on the proxy card, he or she may do so by crossing out the names of the designated proxies and by then inserting the name of another person(s). The signed proxy card should be presented at the meeting by the person(s) representing the stockholder.

   On September 15, 1995, a 2-for-1 stock split of the shares of the Corporation's common stock became effective, with respect to stockholders of record on September 1, 1995. Throughout this proxy statement all references to and calculations of the number or value of shares of common stock have been restated to reflect the stock split.

   On September 1, 1995, there were 16,419,590 shares of common stock issued and outstanding, each of which is entitled to one vote. There were also
456.107 shares of the Corporation's series A convertible preferred stock held by the trustee of the Corporation's Employee Stock Ownership Plan (ESOP).
Each share of preferred stock is convertible, per operation of the ESOP, into at least 2,000 shares of common stock with the equivalent of 1.3 votes for each such common share, subject to anti-dilution adjustments and to limitations under applicable securities laws and stock exchange regulations. The preferred stock votes together with the common stock as a single class on all matters upon which the common stock is entitled to vote. Each ESOP
Participant is entitled to direct the Trustee how to vote both the shares of preferred stock allocated to his or her account and his or her proportionate share of any unvoted or unallocated shares of preferred stock. Under the Savings Plan, each Participant is entitled to direct the Trustee how to vote the shares of common stock allocated to his or her account. The Trustee shall vote any undirected shares in the same proportion and manner as the directed shares.

   The holders of a majority of the outstanding shares must be present in person or by proxy at the annual meeting in order to constitute a quorum for the purpose of transacting business at the meeting. Except for the election of directors, the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote on the proposals is required to ratify and approve the proposals. Directors are elected by a plurality of the votes cast by written ballot. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal has been approved.

   The Board of Directors believes that as of September 1, 1995, the following entities owned more than 5% of the Corporation's issued and outstanding shares of common stock:

                                               Number of Shares(1)     Percent
Name and Address of Beneficial Owner          Beneficially Owned       of Class
 ----------------------------------------   ----------------------   ------------
State Street Bank and Trust Company           1,873,906 shares(2)         11%
P.O. Box 1389
Boston, MA 02104

FMR Corp.                                     1,051,000 shares(3)          6%
82 Devonshire Street
Boston, MA 02109

Putnam Investments                              982,200 shares(4)          6%
1 Post Office Square
Boston, MA 02109

Travelers Group Inc.                            963,034 shares(5)          5%
388 Greenwich Street
New York, NY 10013


- ------
1) The amounts reflect the Corporation's 2-for-1 stock split effective September 15, 1995, to stockholders of record September 1, 1995.
2) State Street Bank and Trust Company has advised the Corporation that, acting as Trustee for various collective investment funds for employee benefit plans and other index accounts, it had sole voting power with respect to 76,400 shares of common stock; sole dispositive power with respect to 76,400 shares of common stock; acting as Trustee for the Corporation's Savings Plan, it had shared voting power and shared dispositive power with respect to 885,292 shares of common stock; and acting as Trustee for the Corporation's Employee Stock Ownership Plan
   (ESOP), it had shared voting power and shared dispositive power with respect to 912,214 shares of common stock, representing the amount of common stock that would be held if the shares of series A convertible preferred stock actually held were converted into common stock using the ratio of one preferred share equal to 2,000 shares of common stock.
3) The number of shares beneficially owned by FMR Corp. is based on its holdings as of August 31, 1995, as notified by FMR Corp. FMR Corp. advised Carpenter Technology Corporation on September 19, 1995, that this number includes 1,051,000 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serving as investment adviser to certain other funds which are generally offered to limited groups of investors. The ownership of one investment company, Fidelity Magellan Fund amounted to 961,000 shares of common stock of Carpenter Technology Corporation. FMR Corp. has sole voting power with respect to zero shares and sole dispositive power with respect to 1,051,000 shares.
4) The number of shares beneficially owned by Putnam Investments is based on its August 31, 1995, 13(f) filing.
5) The number of shares beneficially owned by Travelers Group Inc. is based on its June 30, 1995, 13(f) filing.

Except as discussed above, the Board of Directors and management is not aware of any other person or entity who holds beneficially more than 5% of the outstanding common stock of the Corporation.

   Solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost of preparing, assembling, and mailing the notice of annual meeting, proxy statement, and form of proxy will be borne by the Corporation. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the Corporation, without additional compensation, in person or by telephone or telegraph. Solicitation of proxies may also be made on behalf of the Corporation by D. F. King & Co. at a cost of approximately $4,500. The Corporation will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Corporation's stock.

BOARD OF DIRECTORS

   The Corporation's Board of Directors held 11 meetings during fiscal year 1995. All of the directors attended more than 93% of the meetings of the Board of Directors and the Committees of the Board of Directors on which they served.

   No director who is an employee of the Corporation is compensated as a member of the Board or any Committee of the Board. Compensation for non-employee directors consists of an annual retainer of $20,000 and a $1,000 fee, plus travel expenses, where appropriate, for each Board meeting attended and a $800 fee for each Committee meeting attended. Each Committee Chairperson receives an additional annual retainer of $3,000.

COMMITTEES OF THE BOARD

   The standing Committees of the Board of Directors are the Audit, Corporate Governance, Human Resources and Finance Committees.

   The Audit Committee reviews the adequacy of the Corporation's financial reporting, accounting systems and controls and recommends the independent accountants to conduct the annual audit of the books and accounts of the Corporation. The Audit Committee also evaluates the Corporation's internal and external auditing procedures, the security of data processing systems, and its environmental compliance program. The Committee maintains a direct line of communication with the Corporation's independent accountants. The Committee held 3 meetings during fiscal year 1995. No member of the Audit Committee may be an employee or former employee of the Corporation. The Audit Committee currently consists of Messrs. Garr, Chairman; Draeger; Evarts; Humphrey; Kay, and Ms. Turner.

   The Corporate Governance Committee reviews and recommends any action proposed with respect to changes in the Corporate Charter or By-Laws, and any stockholder proposals. The Committee reviews and recommends to the Board the size, composition and committee structure of the Board, as well as nominees to the Board of Directors and its Committees to fill vacancies. The Committee also considers the performance and potential conflicts of incumbent directors in determining whether to recommend them to the Board as nominees for reelection, and maintains guidelines informing the directors of their duties and obligations. The Committee met 3 times during fiscal year 1995. No member of the Corporate Governance Committee may be an employee or former employee of the Corporation. Members of the Corporate Governance Committee currently are Messrs. Hudson, Jr., Chairman; Bennett; Draeger; Evarts, and Wolfe.

   The Corporate Governance Committee will consider sound and meritorious nomination suggestions from stockholders. All letters of recommendation for nomination at the 1996 Annual Meeting of Stockholders should be received by the Corporate Secretary at the Corporation's headquarters on or before August 24, 1996 but not sooner than July 26, 1996. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in the Corporation's By-Laws and applicable law. A signed statement from the person recommended for nomination should accompany the letter of recommendation indicating that he or she consents to be considered as a nominee.

   The Human Resources Committee reviews and recommends actions to the Board of Directors on such matters as the salary of the Chief Executive Officer and the salary and other compensation of officers. The Human Resources Committee also (1) oversees the administration of the Corporation's pension plans (other than pension fund asset management), (2) reviews the Corporation's succession plan for officers, (3) has the authority to administer, grant and award stock and stock options under the Corporation's incentive equity plans, and (4) reviews and reports on the Corporation's progress on affirmative action and equal opportunity matters, employee health and safety issues and workers' compensation costs. The Committee held 4 meetings during fiscal year 1995. No member of the Human Resources Committee may be an employee or former employee of the Corporation. Current members of the Committee are Messrs. Miller, Jr., Chairman; Bennett; Garr; Hudson, Jr.; Langenberg, and Ms. Turner.

   The Finance Committee reviews and recommends certain actions to the Board of Directors relating primarily to the Corporation's capital structure, cash management strategies, pension fund asset management and dividend policy. The Committee met 3 times during fiscal year 1995. Current members of the Committee are Messrs. Langenberg, Chairman; Cardy; Humphrey; Kay; Miller, Jr.; Roedel, and Wolfe.

                                PROPOSAL NO. 1

                            ELECTION OF DIRECTORS


   The Corporation's Board of Directors consists of 13 directors serving in three classes, the respective terms of which expire alternately over a three-year period. Ms. Mylle Bell Magnum resigned as a member of the Board of Directors and has advised the Corporation that her resignation was necessary because her promotion to Senior Vice President of Holiday Inn Corporation will not allow her sufficient time to fulfill her duties as a member of the Board.

   Unless otherwise specified by the stockholders, the shares represented by the proxies will be voted for the five nominees for directors listed below. Messrs. Robert W. Cardy, Arthur E. Humphrey, Edward W. Kay, Frederick C. Langenberg and Kathryn C. Turner are nominated for terms which will expire at the 1998 Annual Meeting of Stockholders. Each nominee for director has consented to their nomination as a director and, so far as the Board and management are aware, will serve as a director if elected. The names and biographical summaries of the five persons who have been nominated to stand for election at the 1995 Annual Meeting of Stockholders and the remaining eight directors whose terms are continuing appear below.

   The Board of Directors recommends that you vote FOR the election of Messrs. Cardy, Humphrey, Kay, Langenberg and Ms. Turner.


Nominees -- Term to Expire 1998

      ROBERT W. CARDY                                     Director Since 1990

         Chairman of the Board, President, Chief Executive Officer and Director, Carpenter Technology Corporation.

PHOTO Mr. Cardy, age 59, received a bachelor's degree in industrial management from the University of Cincinnati. He came to Carpenter with prior experience at the Delco Products Division of General Motors Corporation, where he was a systems analyst. After joining the Corporation in 1962, Mr. Cardy served in numerous capacities, becoming general sales manager in 1977, division vice president - commercial in 1979, vice president - commercial in 1982, vice president - sales and marketing in 1987, executive vice president in 1989, president and chief operating officer on November 1, 1990, and chairman of the board, president and chief executive officer on July 1, 1992. In addition to his numerous community activities, Mr. Cardy serves as a director of Meridian Bancorp, Inc., the Reading Hospital & Medical Center, United Way of Berks County and Pennsylvania Business Roundtable. Mr. Cardy serves on the Corporation's Finance Committee.

      ARTHUR E. HUMPHREY                                  Director Since 1980

         Professor of Chemical Engineering, Pennsylvania State University. Provost Emeritus, Lehigh University.

PHOTO Dr. Humphrey, age 67, received a bachelor's and a master's degree in chemical engineering from the University of Idaho, a doctorate degree in chemical engineering from Columbia University and a master's degree in food technology from the Massachusetts Institute of Technology. He held various teaching positions at the University of Pennsylvania beginning in 1953 and became dean of the School of Engineering and Applied Science in 1972. From 1980 to 1986, Dr. Humphrey served as vice president and provost of Lehigh University and in 1986, became a T. L. Diamond professor of chemical engineering and director of the Center for Molecular Bioscience and Biotechnology at Lehigh. He assumed his present position in July 1992. He is past president of the American Institute of Chemical Engineers, and past director of the United Engineering Trust of New York. From 1971 to 1975, he served as director of the New Brunswick Scientific Co.; and from 1975 to 1980, he was technical director of ABEC, Inc. He serves as a consultant to Hoffman LaRoche and to Merck, Inc. He has also served on the Scientific Advisory Boards of Repap Technologies, Inc. and Biochem Technology, Inc. Dr. Humphrey is the coauthor of a number of technical books, is the holder of four U.S. Patents, and is a member of the National Academy of Engineering, the American Institute of Chemical Engineers, the American Chemical Society and the American Society of Microbiology. Dr. Humphrey has been a Fulbright lecturer in Japan and Australia and has received other scientific awards. He currently serves on the Corporation's Audit and Finance Committees.

      EDWARD W. KAY                                       Director Since 1989

         Retired Co-Chairman and Chief Operating Officer, Ernst & Whinney, now in practice as Ernst & Young.

PHOTO Mr. Kay, age 67, graduated from the University of Pittsburgh with a bachelor of science degree. Following his graduation, he joined Ernst & Ernst (predecessor to Ernst & Whinney), a public accounting firm, where he held numerous positions, including managing partner of the Pittsburgh office in 1966 and vice chairman and regional managing partner of the Mid-Atlantic Region in 1978. He served as co-chairman and chief operating officer of Ernst & Whinney from 1984 to 1988, when he retired from active service. He also serves as a director of Constellation Holdings, Inc. and Meridian International Center. Mr. Kay serves on the Corporation's Audit and Finance Committees.

      FREDERICK C. LANGENBERG                             Director Since 1981

         Director and Retired Chairman of the Board and Chief Executive Officer, the Interlake Corporation.

PHOTO Dr. Langenberg, age 68, graduated from Lehigh University with bachelor of science and master of science degrees in metallurgical engineering in 1950 and 1951, respectively. He received a Ph.D. degree from The Pennsylvania State University in metallurgical engineering in 1955 and took additional courses at Massachusetts Institute of Technology and Carnegie-Mellon University. Dr. Langenberg joined Interlake, Inc. (predecessor of The Interlake Corporation) in April 1979 as president and chief operating officer, became chief executive officer in 1982, was elected chairman of the board in October 1983, and also serves as a director of that corporation. He retired as chairman and chief executive officer in April 1991. From July 1975 until his employment with Interlake, Dr. Langenberg served as president and director of the American Iron and Steel Institute. Dr. Langenberg also serves as a director of Peoples Energy Corporation, Chicago, The Interlake Corporation and Dietrich Industries. He currently serves as chairman of the Corporation's Finance Committee and as a member of the Human Resources Committee.

      KATHYRN C. TURNER                       Director Since December 1994

         Chairperson and Chief Executive Officer, Standard Technology, Inc.

PHOTO Ms. Turner, age 48, graduated from Howard University with a bachelor's degree in chemistry. After graduating, she began her career as a chemist for the Naval Ordinance Station in Maryland. Ms. Turner became involved with software development for Control Data Corporation in 1969, then advanced through various technical and management positions in several firms in the Washington, D.C. area. In 1975, at General Electric Information Services Company, Ms. Turner moved from systems engineering to marketing and sales, where she consistently realized recognition as one of the top twenty revenue producers. Ms. Turner founded STI, a high-technology, engineering, systems integration, and manufacturing firm in 1985. STI is headquartered in Rockville, Maryland, with offices in northern Virginia; Dallas, Texas and Jacksonville, Florida. In 1991, she was appointed to the Defense Policy Committee on Trade. In 1993, she was appointed to the Commission on the Future of Worker-Management Relations, a joint commission of the Department of Labor and Commerce, established by the President. In 1994, she was appointed to the President's Export Council. She is a member of the Air Force Women Owned Business Council. Ms. Turner is on the Board of Directors of Phillips Petroleum Company and the Northern Virginia Urban League. She is a member of the Corporation's Audit Committee and Human Resources Committee.

   Although the Board of Directors and management do not contemplate that any of the nominees will be unable to serve, in the event that prior to the meeting any of the nominees becomes unable to serve because of special circumstances, the shares of stock represented by the proxies may be voted for the election of a nominee who shall be designated by the Board.

   The following are the other directors whose terms continue after this year's meeting, as indicated:


Term to Expire 1996

      MARCUS C. BENNETT                                Director Since 1993

         Senior Vice President and Chief Financial Officer, and Director Lockheed Martin Corporation.

PHOTO Mr. Bennett, age 59, graduated from Georgia Institute of Technology with a bachelor of science in industrial management. Following his graduation, he joined Martin Marietta Corporation and advanced through various engineering and finance positions. Mr. Bennett was appointed treasurer of the Aerospace Company in January of 1977, then in 1983 he was promoted to vice president business management, with responsibility for contracts and finance. He was appointed in 1983 chairman of International Laser Systems and to the Board of International Light Metals Corporation (both former majority owned subsidiaries of Martin Marietta). Mr. Bennett was elected corporate vice president of finance in February 1984 and named chief financial officer in July 1988. In addition, he is the current chairman of Orlando Central Park Inc. and Chesapeake Park, Inc. wholly owned subsidiaries of Lockheed Martin. Currently, Mr. Bennett serves on the board of directors of Lockheed Martin. He is chairman of the board of directors of Martin Marietta Materials, majority owned publicly traded subsidiary of Lockheed Martin. He also serves on the board of directors for the Private Sector Council, is a member of their CFO task force; and he is a member of MAPI Finance Council, Financial Executive Institute and The Economic Club of Washington. Mr. Bennett is a member of the Corporation's Human Resources Committee and Corporate Governance Committee.

      DENNIS M. DRAEGER                                   Director Since 1992

         President, Worldwide Floor Products Operations for Armstrong World Industries, Inc.

PHOTO Mr. Draeger, age 54, graduated from Ohio State University with a bachelor of science degree in business. Following his graduation, he joined Armstrong World Industries, Inc., and advanced through various sales and marketing positions. Mr. Draeger was elected vice president and general sales manager of the floor division in 1983, elected group vice president in 1988 and assumed his current global responsibilities in 1993. In November of 1994, he was named president of Worldwide Floor Products Operations. He currently serves on the board of directors of the Boys Club and Girls Club of Lancaster. Mr. Draeger is a member of the Corporation's Audit Committee and Corporate Governance Committee.


      CARL R. GARR                                        Director Since 1977

         Director and Retired Chairman of the Board and Chief Executive Officer, Bank of Pennsylvania.

PHOTO Dr. Garr, age 68, received a bachelor of science degree from Kent State University in physics and received a masters degree and doctorate degree from Case Institute of Technology in physics and metallurgical engineering, respectively. From 1984 to 1987, Dr. Garr was president and chief executive officer of The Polymer Corporation, then an affiliate of Chesebrough-Pond's Inc. He also served as vice president of Chesebrough-Pond's Inc. from 1984 to 1986. The Polymer Corporation, now a unit of DSM International, a Dutch corporation, is a producer of engineering plastics. From 1982 to 1984, Dr. Garr was president and chief executive officer of Empire Steel Castings, Inc., a producer of alloy steel castings primarily for the pump and valve industries. Previously, Dr. Garr held a number of positions with ACF Industries, Inc., a manufacturer of transportation, energy related and industrial equipment, including vice president - research and development in 1968; director, president and chief executive officer of The Polymer Corporation, then an affiliate of ACF, in 1970; and vice president from 1976 to 1982. He currently serves as chairman of the Corporation's Audit Committee and serves on the Human Resources Committee.

      MARLIN MILLER, JR.                                  Director Since 1989

         President, Chief Executive Officer and Director, Arrow International, Inc.

PHOTO Mr. Miller, age 63, graduated from Alfred University with a bachelor of science degree in ceramic engineering and received a master's degree in business administration from Harvard Business School. He served as a finance officer in the United States Army from 1956 to 1959. In 1959, he joined Glen-Gery Corporation, a building products company, where he served as executive vice president and as a director. In 1972, he joined Connors Investor Services, Inc., an investment management firm. Mr. Miller founded Arrow International, Inc. in 1975. Arrow is a leading producer of medical devices for critical care medicine. He is currently also a director of Arrow International, Inc., CoreStates Financial Corporation, and Connors Investor Services, Inc. He serves as a member of the board of trustees of Alfred University and of the Reading Hospital and Medical Center. Mr. Miller is chairman of the Corporation's Human Resources Committee and a member of the Finance Committee.

Term to Expire 1997

      DR. C. McCOLLISTER EVARTS                           Director Since 1990

         Senior Vice President for Health Affairs, Dean, College of Medicine, and Professor of Orthopaedics, The Pennsylvania State University, College of Medicine and University Hospitals, The Milton S. Hershey Medical Center.

PHOTO Dr. Evarts, age 64, received a bachelor's degree in zoology from Colgate University, and a medical degree from the University of Rochester School of Medicine and Dentistry. He served his internship and residency at the University of Rochester Strong Memorial Hospital. He served as medical officer on the U.S.S. Antietam, and Orthopaedic Ward Medical Officer at the Great Lakes United States Naval Hospital. Before coming to The Pennsylvania State University, Dr. Evarts was professor and chairman of the Department of Orthopaedics and vice president for development at the University of Rochester School of Medicine and Dentistry. His special area of interest and expertise is adult reconstructive surgery. He has published over 185 scientific articles and is editor of a 2nd edition, five-volume text. Dr. Evarts is a member of many orthopaedic organizations. Also, he is a chair-elect of the Board of Directors of the Association of Academic Health Centers, a member of the Association of American Medical Colleges, Society of Medical Administrators, and serves on the board of directors for the National Association of Biomedical Research, the Hershey Trust, and the Harrisburg Symphony. He is also a member of the board of managers of the Milton Hershey School, and is a member of a Health Care Advisory Committee for the United States Congress. He is currently a member of the Corporation's Audit and Corporate Governance Committees.

      WILLIAM J. HUDSON, JR.                              Director Since 1992

         Chief Executive Officer and President and Director, AMP Incorporated.

PHOTO Mr. Hudson, age 61, has a bachelor of electrical engineering and a master's certificate in electrical engineering from Cornell University. He also has earned credit toward a masters in business administration at Drexel University. Mr. Hudson joined AMP Incorporated in 1961. He has held a variety of management positions in the U.S. operations and was a vice president, Asian/Pacific for eight years before becoming executive vice president, international in 1991, and elected chief executive officer and president in 1992. He has served on numerous community and professional organizations, is a director of Capital Health Foundation and is a director of AMP Incorporated. Mr. Hudson is chairman of the Corporation's Corporate Governance Committee and a member of the Human Resources Committee.

      PAUL R. ROEDEL                                      Director Since 1973

         Director and Retired Chairman of the Board and Chief Executive Officer, Carpenter Technology Corporation.

PHOTO Mr. Roedel, age 68, received a bachelor's degree in accounting from Rider College. After joining the Corporation upon his graduation, Mr. Roedel served in numerous capacities, becoming controller in 1965, treasurer in 1972, vice president - finance and treasurer in 1973, executive vice president in 1975, president and chief operating officer in 1979, president and chief executive officer in 1981, and chairman of the board and chief executive officer in 1987 until his retirement on June 30, 1992. In addition to his numerous community activities, Mr. Roedel serves as a director of Meridian Bancorp, Inc., General Public Utilities Corporation and P. H. Glatfelter Company. He is chair of the board of trustees of Gettysburg College. Mr. Roedel currently serves as a member of the Corporation's Finance Committee.

      KENNETH L. WOLFE                               Director Since April 1995

         Chairman of the Board and Chief Executive Officer and Director, Hershey Foods Corporation.

PHOTO Mr. Wolfe, age 56, graduated from Yale University with a bachelor of arts degree, and a master's degree in business administration from the University of Pennsylvania. He joined Hershey Foods Corporation in 1967 and advanced through various finance positions. Mr. Wolfe was elected vice president, finance and chief financial officer of the corporation in 1981 and senior vice president and chief financial officer in 1984. He has been a director with Hershey Foods Corporation since 1984, chairs the executive committee and serves as a member of the committee on directors and corporate governance. Mr. Wolfe is a director of Bausch & Lomb Inc. and Hershey Trust Company and is a member of the Board of Managers, Milton Hershey School. Mr. Wolfe is a member of the Corporation's Corporate Governance Committee and Finance Committee.


   There is no family relationship between any of the directors or nominees.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS


   The following table sets forth information regarding beneficial ownership as of September 1, 1995, of the Corporation's common stock of each director, the five most highly compensated officers and the directors and officers as a group:

                              AMOUNT AND NATURE OF
                             BENEFICIAL OWNERSHIP(1)


                                                Aggregate Number     Percent of
                                                   of Shares         Outstanding
                       Name                   Beneficially Owned(2)   Shares(4)
                       ----                   --------------------  -------------
Bennett, M. C.  .................................      4,400
Cardy, R. W.  ...................................     60,616(a)             .4
Draeger, D. M.  .................................      5,200
Evarts, C. M.  ..................................      7,200
Garr, C. R.  ....................................      9,100
Hudson, W. J., Jr.  .............................      5,400
Humphrey, A. E.  ................................      7,600
Kay, E. W.  .....................................      8,000
Langenberg, F. C.  ..............................     13,000(b)
Miller, M., Jr.  ................................      7,800
Roedel, P. R.  ..................................     69,688(c)             .4
Turner, K. C.  ..................................          0
Wolfe, K. L.  ...................................      1,000
Bristol, D. C.  .................................     46,670(a)             .3
Cottrell, G. W.  ................................     35,945(a)             .2
Fiore, N. F.  ...................................     30,948(a)             .2
Weiler, R. J.  ..................................     34,894(a)             .2
All directors and officers as a group (24 in all)    399,504(3)             .3


- ------
(1) Excludes fractional shares owned under the Corporation's Dividend Reinvestment Plan. The amounts also reflect the Corporation's 2-for-1 stock split effective September 15, 1995, to stockholders of record September 1, 1995.

(2) The amounts include common shares which are subject to outstanding stock options, exercisable within 60 days of September 1, 1995, as follows: D. C. Bristol, 35,320 shares; G. W. Cottrell, 30,920 shares; R. W. Cardy, 29,320 shares; R. W. Weiler, 28,840 shares; N. F. Fiore, 27,200 shares; C. R. Garr, M. Miller, Jr., 7,000 shares each; A. E. Humphrey, 6,600 shares;
     C. M. Evarts, F. C. Langenberg, 6,000 shares each; P. R. Roedel, 5,000 shares; D. M. Draeger, 4,200 shares; M. C. Bennett, E. W. Kay, 4,000 shares each; W.J. Hudson, Jr., 2,000 shares and directors and officers as a group 274,896 shares.

     (a) Share ownership for Messrs. Bristol, Cardy, Cottrell, Fiore and Weiler, respectively, include 2,498, 2,452, 1,127, 10 and 312 shares held under the Carpenter Technology Savings Plan. Share ownership also includes 58 shares for each individual held under the Employee Stock Ownership Plan
         (ESOP), representing the equivalent amount of common stock if the amounts of the ESOP preferred stock actually held were converted into common stock using the ratio of one preferred share equal to 2,000 shares of common stock.

     (b) Share ownership includes 2,000 shares held in Mrs. Langenberg's estate.

     (c) Share ownership shown for Mr. Roedel includes 11,020 shares held under the Carpenter Technology Savings Plan.

(3) The amount shown for all officers as a group represents 9,311 shares held under the Carpenter Technology Savings Plan; and 638 shares held under the Employee Stock Ownership Plan (ESOP), representing the equivalent amount of common stock if the amounts of the ESOP preferred stock actually held were converted into common stock using the ratio of one preferred share equal to 2,000 shares of common stock.

(4)  Less than 0.1% except where indicated.

   The Revenue Reconciliation Act of 1993 limits the annual deduction that a publicly held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive for taxable years beginning after December 31, 1993. The Corporation does not believe that compensation paid currently to its executives is affected by such limitation.

EXECUTIVE COMPENSATION

   The following table sets forth certain information concerning the compensation paid by the Corporation during the fiscal years ended June 30, 1995, 1994 and 1993 to the Corporation's chief executive officer and each of the Corporation's four other most highly compensated executive officers.

                          SUMMARY COMPENSATION TABLE

                                            Annual Compensation                  Long Term Compensation
                                    ----------------------------------   --------------------------------------
                                                                                   Awards              Payouts       All
                                                                         --------------------------    ---------    Other
                                                                             Re-        Securities                 Compen-
        Name and                                               Other       stricted     Underlying                  sation
       Principal           Fiscal     Salary       Bonus       Annual      Stock $       Options/        LTIP        ($)
        Position            Year         $           $        Comp. $       (1)(2)      SARs #(2)         $          (3)
 ----------------------   --------   ---------    ---------   ---------   ----------   ------------    ---------   ---------
Robert W. Cardy             1995      374,404     259,835        0         130,250        20,000          0         4,468
 Chairman, President,       1994      347,596     189,440        0         105,053        13,920          0         6,658
 and CEO                    1993      324,424     123,281        0         125,029        15,400          0         7,916

Donald C. Bristol           1995      237,249     131,198        0          41,029         7,600          0         4,619
 Senior Vice President      1994      227,834      98,880        0          45,885         6,080          0         6,854
 Steel Division             1993      192,213      52,974        0          61,703         7,600          0         5,766

G. Walton Cottrell          1995      187,592      90,417        0          29,958         5,600          0         4,632
 Senior Vice President      1994      178,000      67,284        0          33,206         4,280          0         5,340
 Finance & CFO              1993      170,308      42,691        0          40,594         5,000          0         5,109

Nicholas F. Fiore           1995      182,208      87,821        0          29,306         5,400          0         4,643
 Senior Vice President      1994      172,354      65,150        0          38,640         5,020          0         5,171
 Strategic Businesses       1993      164,077      41,203        0          40,594         5,000          0         4,922

Richard J. Weiler           1995      165,485      68,014        0          23,119         4,200          0         4,562
 Vice President             1994      159,237      51,433        0          24,150         3,200          0         4,805
 Business Development       1993      153,924      35,403        0          27,063         4,000          0         4,618
 Steel Division


- ------

(1) 7,790 common shares awarded in the aggregate to the named officers on June 28, 1995, valued at $32.5625 per share. 8,180 common shares awarded in the aggregate to the named officers on June 22, 1994, valued at $30.1875 per share. 10,900 common shares awarded in the aggregate to the named officers on June 22, 1993, valued at $27.0625 per share. At the end of fiscal year 1995, Messrs. Cardy, Bristol, Cottrell, Fiore, and Weiler, respectively, held 12,100, 5,060, 3,520, 3,680, and 2,510 shares of restricted stock valued at $412,156, $172,356, $119,900, $125,350, and $85,497 based on the
     June 30, 1995, closing price of $34.0625. Shares are scheduled to vest at 20% per year over five years. Dividends on all stock awards are paid at the same rate as paid to all stockholders.

(2) All calculations of the number and value of shares reflect the Corporation's 2-for-1 stock split effective September 15, 1995, to stockholders of record September 1, 1995.

(3) Amounts of All Other Compensation are amounts contributed for fiscal 1995, 1994 and 1993 for the named officers under the Corporation's Savings Plan.

   Any key employee or director may elect to defer a portion or all of his or her compensation, subject to the terms of the Corporation's deferred compensation plans. Deferral may be, at the Participant's election, until the key employee's or director's termination of services, or the date of his or her death, or any other date or event certain to occur. Amounts deferred will earn interest and are payable in 10 or 15 annual installments or in a lump sum, at the Participant's election.

   The Corporation entered into Special Severance Agreements dated April 3, 1995, with Robert W. Cardy, Donald C. Bristol, G. Walton Cottrell and Nicholas F. Fiore. Under such Agreements, if a named officer's employment is terminated after a "change in control" of the Corporation, he will receive his full salary and all other bonuses, pension and other benefits through the termination date plus, if the termination is by the Corporation (other than for cause) or by the named officer for good reason, he will receive an additional lump sum payment equal to two years' salary, bonus and pension benefits and the value of all outstanding options and restricted stock, whether or not then vested. The Special Severance Agreements continue until December 31, 1998 and automatically renew for additional one-year periods, subject to termination upon appropriate notice.

HUMAN RESOURCES COMMITTEE REPORT

   The Human Resources Committee of the Board of Directors (the "Committee") is composed entirely of non-management directors, and the Committee is responsible for the establishment and oversight of the Corporation's executive compensation and equity compensation programs.

 COMPENSATION PHILOSOPHY

   The Corporation's executive compensation programs are designed to fulfill the following objectives:


   -- Attract, retain, and motivate highly effective executives

   -- Reward sustained corporate, functional, and/or individual performance with an appropriate base salary and incentive opportunity

   -- Increase management ownership in the Corporation


   -- Link executive reward with stockholder value and profitability


   -- Communicate the Corporation's goals through performance measures linked to pay that focus executives on achievement of business objectives.

   Each year, the Committee conducts a review of the Corporation's executive compensation program for appropriateness and competitiveness.

   There are three components of executive compensation reviewed by the
Committee: base salary, annual incentive awards, and long-term incentive awards. The combination of these programs produces total direct compensation.

   The Corporation's compensation philosophy is to pay at market competitive levels for achieving planned performance. Market comparisons include general industry, metals companies, and a select group of capital intensive companies that are approximately the same size as the Corporation. More emphasis is placed on general industry than the steel industry. The market comparator group is a representative sample of organizations used in the performance graph, but is not identical due to limitations on available data.

   Beginning in fiscal year 1993, senior executives had a greater proportion of their total direct compensation at risk in the form of annual and long-term incentives. Long-term incentives may consist of stock options, restricted stock and stock appreciation rights, with guidelines tied to executive performance, position level and/or continuing employment. Stock ownership is encouraged to create a true ownership view and to further align executive and stockholder interests.


 BASE SALARY

   Base salaries are administered on the basis of performance, with pay falling within a range determined through market comparisons as described earlier. Actual base salary as well as increases are based on incumbent performance, experience, and reference to competitive rates for jobs with comparable content. Base salary ranges were adjusted by 3% in fiscal year 1996 to reflect competitive market movement. Actual base salary adjustments for executives varied based on performance, job content, and pay position within the range. As a group, the named officers' base salaries were approximately at 100% of market rate medians.

 ANNUAL INCENTIVES

   The Corporation's executive annual incentive awards include two plans: the Profit Sharing Plan and the Executive Annual Compensation Plan.

   The Profit Sharing Plan of the Corporation allows all eligible employees to share proportionally in the profits of the Corporation's Steel Division. The Profit Sharing Plan covers all permanent employees, except those with the Special Products Division, those in locations outside the United States, and certain warehouse system employees. Profit Sharing payments are based on Steel Division performance during the fiscal year and are paid quarterly based on year-to-date Steel Division pretax profits and base pay. A profit pool is established equal to 10% of the first $40 million earned year-to-date in Steel Division pretax profit, plus 20% of the profit above $40 million. The profit pool is divided by the total base pay paid year-to-date to Participants to arrive at the profit sharing percentage. Amounts paid to Participants are determined by multiplying their base pay by the profit sharing percentage. Payments made for prior quarters of the fiscal year are deducted from the result to determine the amount of the current quarterly payment to each Participant. The amount paid for fiscal year 1995 to all eligible employees was 12.8% of base pay. For executive compensation purposes, the Profit Sharing Plan is targeted at a 10% payout for Plan performance. The amounts paid under this Plan to the named officers for fiscal year 1995 are included in the Summary Compensation Table.

   The Executive Annual Compensation Plan provides variable compensation for designated executives with payments based on corporate financial performance and individual performance. For fiscal year 1995, the Committee established a return on equity objective of 16.9% and a target performance threshold level before any payout was made of 13.5%. The calculation of return on equity excluded the impact of the startup of Walsin- Cartech Specialty Steel Corporation, the Corporation's 19% owned joint venture in Taiwan. The Corporation achieved a 19.7% return on equity in fiscal 1995 excluding the startup of Walsin-Cartech. The amounts paid under the Executive Annual Compensation Plan to the named officers for fiscal year 1995 are included in the Summary Compensation Table.

   For fiscal year 1995, the Profit Sharing Plan and the Executive Annual Compensation Plan compensated the named officer group at approximately 108% of the market rate medians for incentive compensation.

   For fiscal year 1996, the Executive Annual Compensation Plan will be based on a 21.7% target return on equity performance with a threshold at 80% of target. The Executive Annual Compensation Plan target payouts to executives vary in percentage to produce total cash compensation for planned performance equivalent to the market rate median for total compensation. Corporate performance determines 80% of the total Executive Annual Compensation Plan performance and individual performance determines the remaining 20%. Personal performance is measured against strategic personal performance goals. The Plan provides the flexibility to grant personal Executive Annual Compensation Plan awards if the financial threshold is not achieved (subject to Board of Directors approval).


 LONG-TERM INCENTIVES

   The Corporation uses equity-based long-term incentives to ensure a significant portion of total direct compensation is linked to stockholder value. By emphasizing equity ownership, the Corporation provides an added linkage between executive and shareholder interests.

   The Corporation's long-term incentive plan includes restricted stock, stock appreciation rights, and both non-qualified stock options and incentive stock options. Stock options provide executives with incentive for long-term strategy design and implementation to increase stockholder equity value. Restricted stock provides executives with a vehicle for increasing stock ownership. Stock appreciation rights provide incentives for increasing equity value without the need to issue additional shares.


   Grant guidelines provide present values at market competitive levels as discussed earlier in this section. In determining market values, the Corporation used data from a national survey that calculates present value of long-term incentives using a capital asset pricing model. The Black-Scholes model was used as a secondary reference. Grant guidelines split present values equally between stock options and restricted stock, using an equivalency ratio of six option shares to one restricted share. There were no grants of stock appreciation rights.

   For stock awards in 1995, grant guidelines were based on a percentage of salary ranging from 60 to 180 percent of salary grade classification and performance without regard to prior grants. Stock options vest 100% in one year. Restricted shares vest 20% per year over five years and carry dividend equivalents until vested. Personal performance is measured against strategic personal performance goals (including, for example, expansion into new markets and products). The Committee decides on the grant guidelines for each fiscal year and awards specific grants. Non-qualified stock options will be used instead of incentive stock options so that the Corporation will be entitled to a tax deduction upon exercise by the Participant.


 CEO COMPENSATION

   The CEO's compensation package is consistent with the spirit and objectives of the Corporation's executive compensation program as follows:

   BASE SALARY

       As defined earlier, base salaries are administered on the basis of performance. Under Mr. Cardy's leadership, the Corporation made significant improvements in operating performance. Earnings per share (restated to reflect the Corporation's 2-for-1 stock split effective September 15, 1995) increased to $2.81 in 1995 from $2.15 in 1994, an increase of 31%, while return on equity increased to 19.3% in 1995 from 16.3% in 1994. Net income rose 31% to $47.5 million in 1995 from $36.3 million in 1994. In addition to improved financial performance, Mr. Cardy also directed a number of strategic actions (including expansion into foreign markets and new areas of product development) to position the Corporation for future growth. As a result, for fiscal year 1996, Mr. Cardy's annual base salary has been increased by 10% to $415,000, effective August 1, 1995, and represents 98% of market rate (median) as described earlier.


   ANNUAL INCENTIVES

       The CEO received a $47,922 Profit Sharing Plan payout (12.8% of base). This is the same percentage of base salary payout all eligible employees received.

       The CEO received a $211,913 payout from the Executive Annual Compensation Plan determined through return on equity and personal performance.


   LONG-TERM INCENTIVES

       The disclosed long-term grant is made under the Stock-Based Incentive Compensation Plan for Officers and Key Employees. The CEO grant includes (restated to reflect the Corporation's 2-for-1 stock split effective September 15, 1995) 20,000 shares of non-qualified options, and 4,000 shares of restricted stock. The non-qualified options vest 100% after one year. The restricted stock shares vest 20% per year over a five-year period and carry dividend equivalents. This grant is within the guidelines for the CEO position.

SUBMITTED BY THE HUMAN RESOURCES COMMITTEE OF THE CORPORATION'S BOARD OF
DIRECTORS

Marlin Miller, Jr., Chairman
Marcus C. Bennett
Carl R. Garr
William J. Hudson, Jr.
Frederick C. Langenberg
Kathryn C. Turner

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

   Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on the Corporation's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Peer Group Index for the period of five years commencing June 30, 1990 and ending June 30, 1995.

STOCKHOLDER RETURN PERFORMANCE TABLE

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)
               CARPENTER TECHNOLOGY AND S&P 500 AND PEER GROUP
                        June 30, 1990 to June 30, 1995




                                  (Insert Table)




(1) Assumes that the value of the investment in the Corporation's common stock, and each index, was $100 on June 30, 1990, and that all dividends were reinvested.

   The Peer Group Index is comprised of the following companies: Allegheny Ludlum, A.M. Castle, Armco Inc., Slater Industries and The Timken Company. The Peer Group consists of publicly traded companies which have some similarity to the Corporation. In particular, the Peer Group companies are involved in the distribution and/or manufacture of specialty metal products in the United States and each Peer Group company has a division or unit which competes or has competed with the Corporation during a portion of the period shown.

   The Total Stockholder Return assumes reinvestment of dividends and the total return of each company included in the S&P 500 Index and the Peer Group has been weighted in accordance with the Corporation's market capitalization as of the end of each respective period. The weighting was accomplished by
(1) calculating the year-end market capitalization for each company based on the closing stock price and outstanding shares, (2) determining the percentage that each such market capitalization represents against the total of such market capitalizations for all companies included in the Index or the Peer Group as the case may be, and (3) multiplying the percentage determined in (2) above by the total stockholder return of the company in question for each respective period.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Based solely upon the Corporation's review of copies of such reports furnished to it and upon representations by persons required to file reports under Section 16(a), to the Corporation's knowledge, all such persons were in compliance with Section 16(a) filing requirements applicable to such persons with respect to fiscal year 1995.

RETIREMENT BENEFITS

   The General Retirement Plan of the Corporation, as amended, provides for retirement benefits for employees, including officers, at the age of 65 (with 5 years service), or as early as age 55 (with 15 years service); or at any age with 30 years service. Pensions are based on the number of years of service, or on the product of 1.26% times the number of years of service multiplied by the individual's average earnings during the greater of either
(1) the eight highest earnings years or (2) the five highest consecutive earnings years, of the last 12 years of continuous service prior to retirement. For pension purposes individual earnings include all salaries, bonuses, and extra compensation. As of June 30, 1995, the years of service credited under the Plan were as follows: Mr. Bristol, 20.8 years; Mr. Cardy,
32.9 years; Mr. Cottrell, 6.3 years; Dr. Fiore, 5.3 years; and Mr. Weiler,
36.6 years. All funds required for the payment of benefits under the Plan are provided by the Corporation and these funds may be paid into one or more pension trusts.

   The Corporation has established two retirement plans, the Benefit Equalization Plan and the Earnings Adjustment Plan, for those participants in the General Retirement Plan for whom benefits are reduced by reason of the limitations imposed under Section 415 and/or Section 401(a)(17) of the Internal Revenue Code of 1986, as amended. The Plans will pay the difference between the amount payable to the Participant under the General Retirement Plan and the amount which the Participant would have been paid but for the
Section 415 and/or Section 401(a)(17) limitations. In general, benefits under these Plans are subject to the same terms and conditions as the benefits payable to the Participant under the General Retirement Plan.

   Employees who have been designated by the Board of Directors as Participants are entitled to receive benefits under the Supplemental Retirement Plan for Executives. Participants or their beneficiaries are entitled to receive an annual supplemental retirement benefit for 15 years commencing in the month following the month in which retirement occurs, or, at the election of a disabled Participant, commencing at a later specified date. In the event of the death of the Participant before retirement but subsequent to the attainment of eligibility for a Normal Retirement or Early Retirement benefit under the Supplemental Retirement Plan for Executives, the benefit will be paid to the Participant's beneficiary for the said 15-year period. The benefit is calculated so that following retirement, Participants may receive General Retirement Plan benefits, Benefit Equalization Plan benefits, Earnings Adjustment Plan benefits, Primary Social Security benefits, pension benefits from any prior employment and supplemental retirement benefits, the aggregate of which will be equivalent to 60% of the Participant's earnings (calculated in the same manner as the General Retirement Plan) if retirement takes place upon the Participant's attaining 30 years' service with the Corporation. However, Mr. Cottrell's benefits are calculated without regard to pension benefits from prior employment. Messrs. Bristol, Cardy, Cottrell, Fiore and Weiler have been designated Participants in the Plan.

   The Officers' Supplemental Retirement Plan of the Corporation provides supplemental pension benefits to certain key employees who qualify for benefits under the General Retirement Plan and for whom benefits under the General Retirement Plan are reduced by reason of amounts deferred pursuant to the Deferred Compensation Plan. The Officers' Supplemental Retirement Plan will pay the difference between the amount payable (prior to application of Internal Revenue Code limitations) to the Participant under the General Retirement Plan and the amount which the Participant would have been paid by disregarding the above-mentioned deferred compensation. Benefits under this Plan are subject to the same terms and conditions as the benefits payable to the Participant under the General Retirement Plan.

   The following table illustrates the total annual retirement benefits payable under the retirement plans described in this Section. All such retirement plans are payable for the life of the Participant and, if applicable, the life of a survivor with the exception of the Supplemental Retirement Plan for Executives which is payable for 15 years certain.




    Average Annual
  Earnings for the                       Annual Gross Pension Benefits
 Applicable Years of                      for Years of Service Shown(1)
    Service Period      ---------------------------------------------------------------
Preceding Retirement     15 Years     20 Years     25 Years     30 Years      35 Years
 --------------------   ----------   ----------    ----------   ----------   ----------
$125,000  ...........    $ 70,375     $ 75,000     $ 75,000     $ 75,000      $ 76,563
 150,000  ...........      84,450       90,000       90,000       90,000        91,875
 175,000  ...........      98,525      105,000      105,000      105,000       107,188
 200,000  ...........     112,600      120,000      120,000      120,000       122,500
 250,000  ...........     140,750      150,000      150,000      150,000       153,125
 300,000  ...........     168,900      180,000      180,000      180,000       183,750
 350,000  ...........     197,050      210,000      210,000      210,000       214,375
 400,000  ...........     225,200      240,000      240,000      240,000       245,000
 450,000  ...........     253,350      270,000      270,000      270,000       275,625
 500,000  ...........     281,500      300,000      300,000      300,000       306,250


- ------
 (1) Amounts payable under the General Retirement Plan that exceed the maximum permitted by the Internal Revenue Code are paid under the Benefit Equalization Plan and/or the Earnings Adjustment Plan. A pension based on the amount of any deferred compensation is paid under the Officers Supplemental Retirement Plan.

   The Corporation has established a retirement plan for directors who have at least three years of service with the Corporation as a director and who are not entitled to receive benefits under any other pension plan of the Corporation. The Plan provides an annual benefit equal to the basic director annual retainer fee in effect at the time of the director's departure from the Board. This benefit, payable only during the lifetime of the Participant, continues for a period equal to the amount of time the director was an active director up to a maximum of ten years, during which period the Participant will be available to the Chief Executive Officer for consultation.

   Trust agreements have been established by the Corporation with Chase Manhattan Bank (as Trustee) to assure the satisfaction of the obligations of the Corporation under the non-qualified retirement benefit and deferred compensation plans previously described, to present and future participants, including the named officers, and to assure the satisfaction of the obligations of the Corporation to present and future participants under the Director Retirement Plan and the Deferred Compensation Plan for Non-Management Directors of Carpenter Technology Corporation. The Corporation has purchased Corporate-Owned Life Insurance (COLI) on the lives of certain key executives, including the named officers. These policies have been assigned to the trusts with the Trustee granted authority to manage these policies as Trust-Owned Life Insurance (TOLI) and to use the proceeds to pay benefits under these same non-qualified retirement benefit and deferred compensation plans.

CARPENTER TECHNOLOGY CORPORATION SAVINGS PLAN

   The Savings Plan is a profit sharing plan established pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Under this Plan, the Corporation contributes 3% of the base pay of each eligible employee, including officers, to a trustee for investment into one or more pre-established investment funds as the Participant may choose. In addition, a Participant may authorize the Corporation to make further salary deferral contributions, limited to the lesser of $9,240 (the same as in calendar 1994) or 17% of total pay. Amounts in the Summary Compensation Table include such amounts deferred. Participants may also invest up to 17% of total compensation pursuant to the provisions of Section 401(a). The maximum combined allowable savings rate for a Participant may not exceed 17% of total pay.

   Withdrawals of contributions and earnings from the Savings Plan may be made at the Participant's discretion from funds invested under the provisions of Section 401(a) or, in the event of hardship or attainment of age 59 1/2 , from funds invested under the provision of Section 401(k). Other distributions may occur following separation from service or the occurrence of a permanent disability. In addition, loans to a Participant from his or her Section 401(k) fund are available.

EMPLOYEE STOCK OWNERSHIP PLAN

   The Carpenter Technology Corporation Employee Stock Ownership Plan (ESOP) was established on September 6, 1991. The Trustee of the ESOP, State Street Bank and Trust Company, purchased 461.5384615 shares of series A convertible preferred stock from the Corporation at a price of $65,000 per share, or an aggregate purchase price of approximately $30 million, for a fifteen year note issued by the Trustee to the Corporation and a small amount of cash.

   The following discussion of the ESOP contains adjustments to reflect the 2-for-1 split of the Corporation's common stock effective September 15, 1995 for stockholders of record on September 1, 1995.

   The shares of series A convertible preferred stock have a liquidation preference of $65,000 per share, plus any accrued and unpaid dividends. Dividends on the preferred stock are paid annually and accrue quarterly at the rate of the higher of (1) $1,340.625 per share of preferred stock or (2) the dividends paid for such quarter on the number of shares of common stock into which the share of preferred stock is convertible. Each share of preferred stock is convertible, at the Trustee's option, into at least 2,000 shares of common stock at a conversion price of $32.50 per share of common stock. The conversion price (and the conversion ratio) will be adjusted to reflect any future stock splits, stock dividends, combinations, reclassifications, certain distributions of rights or warrants and certain other issuances of stock or stock repurchases with respect to the common stock. The preferred stock votes together with the common stock as a single class on matters upon which the common stock is entitled to vote and has the equivalent of 1.3 votes per share of the common stock into which it is convertible, subject to anti-dilution adjustments and to limitations under applicable securities laws and stock exchange regulations. The ESOP preferred shares are divided into units, representing a fraction (1/2000) of each convertible preferred share. Each ESOP unit is convertible into one whole share of common stock. On the effective date of the ESOP, September 6, 1991, an initial unit allocation was made to each eligible employee. Additional units are allocated among employees as the loan is repaid. Generally, only those employees who are actively employed with the Corporation on the last day of the Plan year, December 31, will receive an allocation in respect of such Plan year. The funds used by the ESOP to repay the ESOP loan are acquired from contributions by the Corporation and dividends on the shares held by the ESOP.

   ESOP participants are fully vested in their accounts after five years of employment with the Corporation. Any participants who terminate employment with the Corporation after vesting are guaranteed the greater of the floor redemption value or the current equivalent common share price of the units. Participants who terminate employment before vesting forfeit their accounts and their units are reallocated to remaining ESOP Participants' accounts. During fiscal 1995, 18.4892 (post-split basis) units of ESOP preferred stock (including dividends) were allocated to each of the accounts of Messrs. Bristol, Cardy, Cottrell, Fiore and Weiler.

STOCK OPTIONS

   The Corporation had three incentive stock option plans in effect during the fiscal year, i.e., the Stock-Based Incentive Compensation Plan for Officers and Key Employees, adopted at the 1993 Annual Meeting by the stockholders (the "1993 Plan"), the Incentive Stock Option Plan for Officers and Key Employees, adopted in June 1982 (the "1982 Plan"), and the Management and Officers Capital Appreciation Plan adopted in May 1977 (the "1977 Plan"). The 1993 Plan provides that the Board of Directors may grant incentive stock options, non- qualified stock options, stock appreciation rights and restricted stock, and will determine the terms and conditions of each grant. Options granted under this Plan must be at no less than market value on the date of grant, are exercisable after one year of employment following the date of grant, and will expire no more than ten years after the date of grant. Incentive stock options granted during the ten-year term of the Plan may not exceed 1,000,000 (post-split basis) shares plus any shares cancelled or expired. The number of shares available annually for awards under this Plan is limited to one percent of the common shares outstanding at the end of the preceding fiscal year plus shares available, but not awarded, during the preceding two years and any shares or options forfeited, expired or terminated. The restricted stock awarded vests equally at the end of each year of employment during the five-year period from the date of grant. As of June 30, 1995 and 1994, 10,186 (post-split basis) and 21,164 (post-split basis) shares, respectively, were reserved for options and restricted stock which may be granted under this Plan.

   The 1982 Plan automatically expired in June 1992, in accordance with its terms, i.e., ten years after its adoption on June 10, 1982. However, all outstanding, unexpired options granted under the 1982 Plan prior to its termination remain in effect in accordance with its terms. Under the 1982 and 1977 plans, options are granted at the market value of the Corporation's common stock on the date of grant, and are exercisable after one year of employment following the date of grant. Options granted under the 1982 Plan expire five years after grant if granted prior to August 9, 1990, and all the options granted since that date expire ten years after grant. Options granted under the 1977 Plan expire ten years after grant. At June 30, 1995, and 1994, 284,720 (post-split basis) shares were reserved for options under the 1977 Plan.

   All three Plans contain change in control provisions which provide that, in the event of a change in control of the Corporation, previously granted stock options vest and become immediately exercisable and, for the 1993 Plan, any remaining restrictions on restricted stock shall immediately lapse, and each SAR then outstanding shall be fully exercisable for the sixty-day period immediately following the occurrence of the Change in Control Event using the Change in Control Price to determine the spread.

   The following table shows as to the named officers, certain information with respect to stock options and stock appreciation rights granted as of the end of fiscal year 1995. Each stock appreciation right entitles the holder to receive a payment in cash or the Corporation's common stock, upon the exercise of the underlying stock option, in an amount equivalent to the excess of the market value over the option price of the Corporation's common stock at the date exercised. The method of payment of stock appreciation rights is determined by the Board of Directors at the time of grant. There are currently no stock appreciation rights outstanding.

                STOCK OPTIONS / SAR GRANTS IN FISCAL YEAR 1995


                                             Individual Grants
                       -------------------------------------------------------------
                         Number of           % of
                         Securities     Total Options/     Exercise
                         Underlying     SARs Granted to     or Base                     Grant Date
                        Options/SARs     Employees in        Price      Expiration       Present
        Name           Granted(1)(2)      Fiscal Year      ($/SH)(2)       Date          Value(3)
 -------------------   --------------   ---------------    ----------   ------------   ------------
Robert W. Cardy  ...       20,000            15.3%          $32.562     06/28/2005       $149,400
Donald C. Bristol ..        7,600             5.8%          $32.562     06/28/2005       $ 56,772
G. Walton Cottrell..        5,600             4.3%          $32.562     06/28/2005       $ 41,832
Nicholas F. Fiore...        5,400             4.1%          $32.562     06/28/2005       $ 40,338
Richard J. Weiler...        4,200             3.2%          $32.562     06/28/2005       $ 31,374

- ------

(1) Options granted under this Plan must be at no less than market value on the date of grant, are exercisable after one year of employment following the date of grant, and will expire no more than ten years after the date of grant.

(2) The amounts reflect the Corporation's 2-for-1 stock split effective September 15, 1995, to stockholders of record September 1, 1995.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing officer stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as stock price volatility, interest rates, and future dividend yield. Specifically, the Black-Scholes evaluation employed the following factors: risk-free rate of return of 6.17% based upon the ten-year T-Bill rate as of grant date, dividend yield of 3.69% based upon average annual dividend payout for the prior two years (from grant date), exercise term of ten years, stock price volatility of 18.3% based upon the quarterly stock price for the prior three years (from grant date), no adjustments have been made for transferability of risk or forfeiture of the options.

             STOCK OPTIONS / SAR EXERCISES AND YEAR END HOLDINGS


                                                           Number of Securities              Value of Unexercised
                                                          Underlying Unexercised                 In-The-Money
                           Shares                           Options/SARs at                    Options/SARs at
                          Acquired                         Fiscal Year End(1)                 Fiscal Year End(3)
                         on Exercise     Value      --------------------------------  --------------------------------
        Name              (#)(1)       Realized     Exercisable     Unexercisable      Exercisable     Unexercisable
 -------------------   -------------  ----------    -------------   ---------------   -------------   ---------------
Robert W. Cardy  ...       2,000        $12,500         61,620           20,000          $465,446          $30,000
Donald C. Bristol...                                    35,320            7,600          $286,632          $11,400
G. Walton Cottrell..                                    30,920            5,600          $257,458          $ 8,400
Nicholas F. Fiore...                                    27,200            5,400          $217,429          $ 8,100
Richard J. Weiler...                                    28,840            4,200          $246,273          $ 6,300


- ------

(1) The amounts reflect the Corporation's 2-for-1 stock split effective September 15, 1995, to stockholders of record September 1, 1995.

(2)  Calculated as fair market value at exercise minus grant price.

(3) Based on June 30, 1995 market closing price of $34.0625 per share of common stock.

   The Corporation also has in effect the 1990 Stock Option Plan for Non-Employee Directors ("Directors Option Plan"), which was adopted on August 9, 1990, and approved by the stockholders at the 1990 Annual Meeting of Stockholders. The Plan provides for the grant by the Corporation of non-qualified options to the directors of the Corporation who are not otherwise employees of the Corporation to purchase shares of common stock at not less than the fair market value of the common stock at the date of the grant. The aggregate number of shares of common stock which may be issued pursuant to the exercise of options granted was limited to 90,000 shares (pre-split basis) of which 44,500 shares (pre-split basis) remain available for issuance, subject to certain adjustments made by the Board of Directors pursuant to the Plan. On August 9, 1990, each non-employee director was granted an initial option to purchase 2,000 shares (pre-split basis). Any non-employee director who joined the Board of Directors after that date was granted an option to purchase 2,000 shares (pre-split basis). In addition, each non-employee director was granted an option to acquire 500 shares (pre-split basis) of common stock after each annual meeting. Options are exercisable only after the director has completed one year of service on the Board of Directors since the date of grant, and expire ten years from the date of the grant unless sooner exercised or terminated pursuant to the terms of the Plan. There is a provision in the Plan which provides that, in the event of a change in control of the Corporation, options previously granted vest and become immediately exercisable.

   Under Proposal No. 3 of this proxy statement, the stockholders have been asked to approve certain amendments to the Directors Option Plan. The amendments (1) increase the number of options to be granted to each director after each annual meeting from 500 to 1,000 shares (pre-split basis) which would be 2,000 shares on a post-split basis and (2) increase the number of shares reserved for options not yet granted from 44,500 shares (pre-split basis) to 180,000 shares on a post-split basis.


                                PROPOSAL NO. 2
          APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Unless otherwise specified by the stockholders, the shares of stock represented by the proxies will be voted for the approval of the appointment of Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), a firm of independent accountants, to audit and report upon the financial statements of the Corporation for fiscal year 1996. Coopers & Lybrand has been the independent accountants of the Corporation since 1918 and, in the opinion of the Board of Directors and management, is well qualified to act in this capacity.

   Audit services performed by Coopers & Lybrand in fiscal year 1995 included audits of the financial statements of the Corporation and certain of the pension and other employee benefit plans of the Corporation, limited reviews of quarterly financial statements of the Corporation and other accounting related matters. Fees and expenses in fiscal year 1995 for these audit services were $439,000.

   A representative of Coopers & Lybrand is expected to be present at the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. The Corporation has been advised by Coopers & Lybrand that the firm has no financial interest, direct or indirect, in the Corporation, except its providing tax counseling, acquisition auditing, and independent accounting services during the period stated.


The Board of Directors recommends that stockholders vote FOR the approval of the appointment of Coopers & Lybrand as independent accountants.

                                PROPOSAL NO. 3
            APPROVAL OF AMENDMENT TO THE NON-QUALIFIED STOCK PLAN
                          FOR NON-EMPLOYEE DIRECTORS


   On October 30, 1990, the stockholders approved the Non-Qualified Stock Plan for Non-Employee Directors ("Directors Option Plan") which provided that each eligible director would be granted an option to acquire 500 shares (pre-split basis) of common stock immediately after each annual meeting of the Corporation's stockholders. After review of the purposes of the Directors Option Plan, the Board of Directors at its August 10, 1995, meeting (1) approved an amendment increasing the number of options to be granted each year from 500 shares (pre-split basis) of common stock to 1,000 shares (pre-split basis) of common stock, which is equivalent to 2,000 shares (post-split basis), (2) approved an amendment increasing the total number of remaining shares reserved for grant to 180,000 shares (post-split basis), and
(3) directed that these amendments are subject to stockholder approval through adoption of the following resolutions at the 1995 Annual Meeting of
Stockholders:

       RESOLVED, that the stockholders of Carpenter Technology Corporation hereby approve the amendment of the Non-Qualified Stock Plan for Non-Employee Directors, increasing the number of granted options annually to acquire shares of common stock from 500 (pre-split basis) to 2,000 (post-split basis) shares; and

       FURTHER RESOLVED, that the total number of shares reserved with respect to options not yet granted under the Non-Qualified Stock Option Plan for Non-Employee Directors shall be increased from 44,500 shares (pre-split basis) to 180,000 shares (post-split basis) as recommended by the Board of Directors of the Corporation.

   The Board of Directors believes that the amendment to increase the option grants from 500 shares (pre- split basis) of common stock to 2,000 shares (post-split basis) of common stock to Directors of Carpenter Technology Corporation will, (1) make the Directors Option Plan more comparable with competitive practice, (2) further increase the Eligible Director's incentive to contribute to the future success of the Corporation, and (3) further align the interest of the director with those of the stockholder.

   The Board of Directors recommends that stockholders vote FOR the Proposal to amend the Non-Qualified Stock Option Plan For Non-Employee Directors.

1996 STOCKHOLDER PROPOSALS

   In the event that a stockholder desires to have a proposal included in the proxy statement for the 1996 Annual Meeting of Stockholders, the proposal must be received by the Corporation in writing on or before June 1, 1996, by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the state of Delaware and the Corporation's By-Laws relating to such inclusion. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, 101 West Bern Street, Reading, PA 19601.

                                OTHER BUSINESS

   The Board of Directors and management know of no matters to be presented at the meeting other than those set forth in this proxy statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

   By order of the Board of Directors.

                                                  JOHN R. WELTY
                                                  Secretary

                                     MAP

                       CARPENTER TECHNOLOGY CORPORATION
             Proxy Solicited on Behalf of the Board of Directors
                   for the Annual Meeting October 23, 1995


     The undersigned stockholder of Carpenter Technology Corporation appoints
P    PAUL R. ROEDEL and JOHN R. WELTY, or either of them, proxies with full
R    power of substitution, to vote all shares of stock which the stockholder
O    would be entitled to vote if present at the Annual Meeting of Stockholders
X    of CARPENTER TECHNOLOGY CORPORATION to be held at the Muhlenberg Township
Y Senior High School auditorium, Laureldale, Pennsylvania, on Monday, October 23, 1995 at 4 p.m., local time, and at any adjournments thereof, with all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting.


     Election of Directors.            Comments: (change of address)
                                       ----------------------------------------
     Nominees -- Term to Expire 1998   ----------------------------------------
      Robert W. Cardy                  (If you have written in the above space,
      Arthur E. Humphrey               please mark the corresponding box on the
      Edward W. Kay                    reverse side of this card.)
      Frederick C. Langenberg
      Kathryn C. Turner

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1, 2 and 3 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THIS CARD ALSO CONSTITUTES VOTING INSTRUCTIONS FOR ANY SHARES HELD FOR THE STOCKHOLDER IN THE FOLLOWING: CARPENTER TECHNOLOGY CORPORATION'S EMPLOYEE STOCK OWNERSHIP PLAN, SAVINGS AND STOCK-BASED INCENTIVE COMPENSATION PLANS. (PLEASE DATE AND SIGN ON REVERSE SIDE.)



FOLD AND DETACH HERE

GRAPHIC


                              SERVICES AVAILABLE
                          TO ASSIST OUR STOCKHOLDERS

           Electronic Funds Transfer (DIRECT DEPOSIT) of Dividends

| | Dividend monies deposited directly into your bank account.
| | No worry of lost dividend checks.
| | Immediate access of dividend money, no mail delays.
| | Verification of dividend receipts on monthly bank statement.
                          Dividend Reinvestment Plan
| | Dividends automatically reinvested to purchase additional shares of
    Carpenter common stock.
| | Invest all or only a portion of your dividends.
| | Invest a maximum of $60,000 in voluntary cash payments per year.
| | Make voluntary cash investments as frequently as every month.
| | Deposit your Carpenter common stock certificates for safekeeping, free of charge.

    The Dividend Reinvestment Plan offers you three options to increase your investment in Carpenter Technology Corporation Common Stock. Depending on your personal financial goals, you can enroll in any option of the Plan which is administered by First Chicago Trust Company of New York. Carpenter pays all brokerage commissions and administrative costs for purchases of Carpenter common stock under the Plan.
    --------------------------------------------------------------------------
    To attain an Electronic Funds Transfer Authorization Form or a Dividend Reinvestment Plan brochure and Authorization Form, please contact:

                       Carpenter Shareholder Services
                       First Chicago Trust Company
                       P.O. Box 2500
                       Jersey City, NJ 07303-2500

  Be sure to include a reference to Carpenter in your correspondence.

  If you prefer, you may call First Chicago at (201) 324-0498 between 9:00 a.m. and 6:00 p.m. Eastern Time.

     Please mark your                                                      0276
|X|  votes as in this
     example.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposals 2 and 3.
- --------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR all nominees and proposals 1, 2, and 3.
- -----------------------------------------------------------------------------


                              FOR      WITHHELD
1. Election of                | |        | |
   Directors.
   (See Reverse)

   To withhold your vote for any nominee(s),
   write the name(s) here:
   ---------------------------------------------
                               FOR      AGAINST    ABSTAIN
2. Approval of                 | |        | |        | |
   independent
   accountants.

3. Approval of                 FOR      AGAINST    ABSTAIN
   amendment to the            | |        | |        | |
   Non-Qualified Stock
   Option Plan For
   Non-Employee
   Directors.

4. In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as are properly brought before the meeting.
- --------------------------------------------------------------------------------

                                  I plan                       YES       NO
                                  to attend the                | |       | |
                                  Meeting.

                                  The signer hereby revokes all proxies
                                  heretofore given by the signer to vote at said meeting or any adjournments thereof.

                                  Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                  ---------------------------------------------


                                  ---------------------------------------------
                                  SIGNATURE(S)                         DATE

   THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

GRAPHIC

                               ADMISSION TICKET

                                ANNUAL MEETING
                                      OF
               STOCKHOLDERS OF CARPENTER TECHNOLOGY CORPORATION
                           MONDAY, OCTOBER 23, 1995
                                  4:00 P.M.
                                  AUDITORIUM
                    MUHLENBERG TOWNSHIP SENIOR HIGH SCHOOL
                  LAURELDALE (NORTH OF THE CITY OF READING)
                                 PENNSYLVANIA

- --------------------------------------------------------------------------------
                                    AGENDA
  o  Election of five Directors.
  o Approving the appointment of independent accountants of the Corporation for the fiscal year ending June 30, 1996.
  o Approving an amendment to the Non-Qualified Stock Option Plan For Non-Employee Directors.
  o  Transacting such other business as may properly come before the meeting.

- --------------------------------------------------------------------------------
It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.
- --------------------------------------------------------------------------------
If you plan to attend the 1995 Annual Meeting of Stockholders, please mark the appropriate box on the proxy card above.

Present this ticket to the Carpenter Technology Corporation representative at the entrance to the Muhlenberg Township Senior High School Auditorium.
- --------------------------------------------------------------------------------